Exhibit 10.17

CAPITAL ONE FINANCIAL CORPORATION
2004 Stock Incentive Plan
Restricted Stock Unit Award Agreement

No. of Units: _______________

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated January 26, 2011 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation ("Capital One" or the “Company”), and ________________ ("you"), is made pursuant and subject to the provisions of the Company's 2004 Stock Incentive Plan, as amended and restated (the "Plan"), and all capitalized terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless otherwise defined herein.

WHEREAS, Article 8 of the Plan provides for the award from time to time in the discretion of the Capital One Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) of Restricted Stock Units, representing shares of common stock of Capital One, $.01 par value per share, the vesting and issuance of which are subject to continued employment with Capital One or other conditions;

W I T N E S S E T H :

1.              Grant of Restricted Stock Units. Capital One hereby grants to you __________________ Restricted Stock Units (the “Restricted Stock Units).  The Restricted Stock Units shall vest only in accordance with the provisions of this Agreement and of the Plan.

2.              Non-Transferability.  Subject to the provisions of Section 3 hereof, the rights represented by the Restricted Stock Units shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances.  Any purported or attempted transfer of such units or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Restricted Stock Units.

3.              Payment of Restricted Stock Units.

(a)	Vesting. Except as provided in subsections 3(b) and 3(c) below, and to the extent not previously vested or forfeited as provided herein:

 [For Chief Executive Officer:  The Restricted Stock Units shall vest in full on the third anniversary of the Date of Grant (the “Vesting Date”).]

[For other executive officers:  The Restricted Stock Units shall vest as follows:

One-third of the Restricted Stock Units on the first anniversary of the Date of Grant
One-third of the Restricted Stock Units on the second anniversary of the Date of Grant
One-third of the Restricted Stock Units on the third anniversary of the Date of Grant

Each of the anniversaries of the Date of Grant above shall be a “Vesting Date.”]

Notwithstanding the foregoing, the Restricted Stock Units shall vest in full upon (i) the termination of your employment due to death or Disability, as defined in the 2004 Plan; or (ii) a Change of Control, as defined in the 2004 Plan, and the date of such death, Disability or Change of Control shall be the Vesting Date for all applicable Restricted Stock Units.

Upon vesting, the Restricted Stock Units shall become payable in cash in an amount equal to the product of (i) the average Fair Market Value of the Common Stock for the 20 trading days preceding the Vesting Date and (ii) the number of Restricted Stock Units vesting on the Vesting Date (subject to Section 5 below).

(b)           Effect of Termination of Employment Not For Cause.  Upon your termination of employment with Capital One due to Retirement or for any reason other than Cause (as defined herein), death, Disability or a Change of Control, the Units shall continue to vest and become payable in cash on the regularly scheduled Vesting Dates specified in Section 3(a) (to the extent not previously vested or forfeited as provided herein).

(c)           Effect of Termination of Employment For Cause.  Upon your termination of employment with the Company for Cause prior to any Vesting Date, all Restricted Stock Units, as of such date of termination, shall be immediately forfeited (to the extent not previously vested as provided herein).

For the purposes of this Agreement, “Cause” shall be defined as the willful and continued failure by you to perform substantially your duties with the Company or any affiliated company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board, the Committee, or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board, the Committee or the Chief Executive Officer of the Company believes that you have not substantially performed your duties, or the willful engaging by you in illegal conduct or gross misconduct that in either case is materially and demonstrably injurious to the Company.

For purposes of this Section 3, no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the affiliated companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company (unless you are the Chief Executive Officer at the time of any such instruction) or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.  The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding you, if you are a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, you are guilty of the conduct described in this Section 3(c), and specifying the particulars thereof in detail.

4.              Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided that, changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

5.              Tax Withholding.  If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a)           automatically through payroll withholding;

(b)           by such other methods as Capital One may make available from time to time.

6.             Dividend Equivalents.  With respect to the Restricted Stock Units, dividend equivalents shall be paid to you in cash as soon as is practicable after dividends are paid to the Company’s other stockholders.

7.             Governing Law.  This Agreement shall be governed by federal law and, to the extent not preempted thereby, by the laws of the State of Delaware.

8.             Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

9.             Bound by Plan.  In consideration of the grant of the Restricted Stock Units, you agree that you will comply with such conditions as the Committee may impose on the Restricted Stock Units and be bound by the terms of the Plan.

10.           Employment Status.  This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

11.           Binding Effect.  This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and Capital One and its successors and assigns.

12.           Forfeiture Event.  You agree to reimburse the Company with respect to the Restricted Stock Units to the extent required under Section 304 of the Sarbanes-Oxley Act of 2002 or as otherwise required by law.

13.           Miscellaneous.

(a)           Your obligations under this Agreement shall survive any termination of your employment with the Company for any reason.

(b)           You acknowledge that any of the Company’s rights or remedies under this Agreement shall be cumulative and in addition to whatever other remedies the Company may have under law or equity.

(c)           You agree that any recovery by the Company under this Agreement will be a recovery of Restricted Stock Units to which you were not entitled under this Agreement and is not to be construed in any manner as a penalty.

(d)           The Company may, to the maximum extent permitted by applicable law and Section 409A of the Code, retain for itself funds or securities otherwise payable to you pursuant to this Agreement to satisfy any obligation or debt that you owe the Company, including any obligations hereunder.  The Company may not retain such funds or securities until such time as they would otherwise be distributable to you in accordance with this Agreement.

[Signature page follows.]

Capital One from time to time distributes and makes available to associates a disclosure document relating to the Plan.  You may also contact the HR Help Center to obtain a copy of the Plan disclosure document and the Plan.  You should carefully read the Plan disclosure document and the Plan.  By accepting the benefits of this Restricted Stock Unit Award Agreement you acknowledge receipt of the Plan and the Plan disclosure document and agree to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

BY:

Jory Berson
Chief Human Resources Officer